SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             MANAGED HIGH YIELD PLUS FUND INC.

Address of Principal Business Office:

                  1285 Avenue of the Americas, New York, New York 10019

Telephone Number: (212) 713-2000

Name and address of Agent for service of process:

                  Dianne E. O'Donnell
                  1285 Avenue of the Americas
                  New York, New York  10019

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES  /__/   NO  /_X_/

Item 1.   Managed High Yield Plus Fund Inc.

Item 2. Registrant was organized under the laws of the State of Maryland on April 24, 1998.

Item 3.   Registrant is a corporation.

Item 4.   Registrant is a management company.

Item 5.   (a) Registrant is a closed-end company.

          (b) Registrant is a diversified company.

Item 6.    Mitchell Hutchins Asset Management Inc.
           1285 Avenue of the Americas
           New York, New York  10019

Item 7.    Dianne Elizabeth O'Donnell                  Director; President
           1285 Avenue of the Americas
           New York, New York  10019

           Paul Herman Schubert                        Treasurer; Vice President
           1285 Avenue of the Americas
           New York, New York  10019

           Ilene Linda Shore                           Assistant Secretary
           1285 Avenue of the Americas
           New York, New York  10019

Item 8.    Not applicable.

Item 9.    (a) No.

           (b) Not applicable.

           (c) Yes.

           (d) No.

           (e) Not applicable.

Item 10.   Zero.

Item 11.   No.

Item 12.   Not applicable.

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 24th day of April, 1998.


                                    Managed High Yield Plus Fund Inc.


                                    By:   /s/ Dianne E. O'Donnell
                                          -------------------------------
                                          Dianne E. O'Donnell
                                          President



Attest:  /s/ Ilene Shore
         ----------------------
             Ilene Shore
             Assistant Secretary







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